Xilinx Announces Appointment of Two New Directors

Mary Louise Krakauer and Victor Peng join Xilinx Board of Directors

SAN JOSE, Calif., November 1, 2017 /PRNewswire/ -- Xilinx, Inc. (NASDAQ: XLNX) today announced the appointment of two new members to the Company’s Board of Directors, increasing its total size to eleven. Mary Louise (ML) Krakauer, an independent director who will also serve on the Board’s Compensation Committee, joins the Board alongside Victor Peng, the Company’s chief operating officer. Both Ms. Krakauer and Mr. Peng bring decades of executive management experience and industry expertise to Xilinx.
“We are delighted to have ML and Victor join the Board of Directors,” said Dennis Segers, chairman of the board of Xilinx. “ML comes to us through an extensive search, and she brings deep executive and operational experience to the Board. Her expertise in human capital management, in particular, will enhance the effectiveness of our Compensation Committee. The Board also continues to focus on our previously announced CEO succession plan. Victor’s appointment reflects the continued expansion of his role and responsibilities at Xilinx, and we look forward to adding to our Board his unique combination of Company knowledge, technical expertise and leadership skills that have made him an outstanding executive.”
Ms. Krakauer retired as the executive vice president, chief information officer of Dell Corporation in January 2017, where she was responsible for global IT, including all operations and integration activity. She also served as the executive vice president, chief information officer of EMC Corporation in 2016. Prior to that she served as executive vice president, Business Development, Global Enterprise Services for EMC in 2015 and as executive vice president, Global Human Resources for EMC from 2012 to 2015, where she was responsible for executive, leadership, and employee development, compensation and benefits, staffing, and all of the people-related aspects of acquisition integration. Previously, she held leadership roles at Hewlett-Packard Corporation, Compaq Computer

Corporation, and Digital Equipment Corporation. Ms. Krakauer serves on the board of Mercury Systems, Inc., a Nasdaq-listed commercial provider of secure sensor and safety critical mission processing subsystems.
Mr. Peng joined Xilinx in 2008, and became the Company’s chief operating officer in April of this year, with responsibility for global sales, global operations and quality, product development, and product and vertical marketing. Prior to that, he served as the Company’s executive vice president and general manager of Products, a position he held since July 2014. Mr. Peng has over 30 years of experience defining and bringing to market leadership FPGAs, All Programmable SoCs, GPUs, high performance microprocessors and chip sets, and microprocessor IP products. Mr. Peng previously held executive roles at AMD, ATI, and MIPS Technologies.
About Xilinx
Xilinx is a leading provider of All Programmable semiconductor products, including FPGAs, SoCs, MPSoCs, RFSoCs, and 3D ICs. Xilinx uniquely enables applications that are both software defined and hardware optimized – powering industry advancements in Cloud Computing, 5G Wireless, Embedded Vision, and Industrial IoT. For more information, visit www.xilinx.com.

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Xilinx Silvia Gianelli (408) 626-4328 silviag@xilinx.com